Exhibit 10.8
MEMBERSHIP INTEREST PURCHASE AGREEMENT
(Kalakaua Business Center)
     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 23, 2008 (the “Effective Date”), by and between STIRR 2155 Kalakaua, LLC, a Hawaii limited liability company (the “Seller”), Pacific Office Properties, L.P., a Delaware limited partnership (the "Purchaser”), and 2155 Mezzanine, LLC, a Delaware limited liability company, (the “Company”), all of whom or which shall sometimes collectively be referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used in this Agreement without definition shall, unless the context clearly indicates otherwise, have the meanings ascribed to such terms in the Operating Agreement (as defined below).
RECITALS
     A. Seller is currently the managing member of the Company, which is governed by that certain Limited Liability Company Agreement of 2155 Mezzanine, LLC dated as of February 7, 2007 (as amended from time to time, the “Operating Agreement”).
     B. Seller currently owns a 17.5% membership interest in the Company (the “Seller’s Membership Interest”).
     C. The Company is the sole member of POP/Kalakaua Mezzanine, LLC, a Delaware limited liability company (“Mezz”); and Mezz owns all of the membership interests in POP/2155 Kalakaua, LLC, a Delaware limited liability company (the “Project Owner”; and together with the Company and Mezz, each a “POP Affiliate” and collectively the “POP Affiliates”).
     D. Project Owner is the ground lessee of that certain office building, containing approximately 152,000 leasable square feet, located at 2155 Kalakaua Avenue, Honolulu, Hawaii and commonly known as the Kalakaua Business Center, (the “Building”). The Building is leased to certain tenants, principally for commercial office purposes, but also including retail uses. For purposes of this Agreement, the term “Project” shall mean, collectively: (i) all of Project Owner’s ground leasehold interest in and to the parcels of land described on Exhibit A attached hereto (collectively, the “Land”) held pursuant to a ground lease (the “Ground Lease”), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to said Land; (ii) all improvements located on the Land, including, but not limited to, the Building, and all other structures, and to the extent not owned by tenants or utility, management or other service providers, all systems, and utilities associated with, and utilized in the ownership and operation of the Building (all such improvements being collectively referred to herein as the “Improvements”); (iii) all personal property not owned by any other person, including any tenant or utility, management or other service provider at the Building and either (A) located on or in the Land or Improvements, or (B) used in connection with the operation and maintenance of the Project (collectively, the “Personal Property”), including, without limitation, all fixtures and other built-in improvements and equipment necessary to operate the Project; (iv) all building materials, supplies, hardware, carpeting and other inventory maintained in connection with the ownership and operation of the Land and/or Improvements and not owned by tenants at the Building or utility, management or other service providers (collectively, the “Inventory”); (v) all trademarks, tradenames, development rights and entitlements and other intangible property used or useful in connection with the foregoing (collectively, the “Intangible Personal Property”); (vi) the Project Owner’s interest in all leases and other agreements (including, without limitation, any amendment or other modification of a lease) to occupy, or concerning the occupancy of, all or any portion of the Land and/or Improvements in effect on the date hereof or into which the Project Owner enters prior to closing hereunder, (collectively, the “Leases”); and (vii) Seller’s interest, if any, in and to any and all leasing, service and management contracts pursuant to which services are provided in connection with the ownership and operation of the Building.
     E. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s Membership Interest in the Company upon the terms and conditions set forth in this Agreement.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
     1. Purchase, Sale and Assignment of Sellers’ Membership Interest. Purchaser hereby agrees to purchase and acquire from Seller all of the Seller’s Membership Interest in the Company, and Seller hereby agrees to transfer, assign and convey to Purchaser all of Seller’s Membership Interest in the Company, subject to and in accordance with the terms and conditions of this Agreement (the “Assignment”), which Assignment shall be effective as of the Effective Date of this Agreement. Concurrently herewith Seller and Purchaser shall each execute and deliver counterparts of the Assignment of Membership Interest in the form attached hereto as Exhibit B (the “Members Instrument”). For purposes of this Agreement, the term “Seller’s Membership Interest” includes, without limitation: (a) all of Seller’s right, title and interest in and to the Company and the Company’s properties, assets, interest and rights of any kind, whether direct or indirect, tangible or intangible, real or personal, including, without limitation, all capital, profits, losses and distributions of cash flow of the Company; (b) Seller’s entitlement to any priority returns, if any, from the Company; and (c) any and all other rights, privileges, preferences and obligations granted to Seller or that Seller may have or hold in the Company, including, but not limited to, the rights, privileges, preferences and obligations granted to the Managing Member.
     2. Purchase Price. As consideration for the Assignment, on and as of the Effective Date, Purchaser shall pay to Seller the sum of Seven Hundred Ninety One Thousand Three Hundred Forty One Dollars and No Cents ($791,341.00) (the “Purchase Price”). The Purchase Price shall be payable by Purchaser to Seller by delivery to Seller of a Promissory Note in the amount of the Purchase Price, in the form attached here to as Exhibit C.
     3. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that the following matters are true and correct as of the Effective Date and covenants as follows:
          3.1 Seller’s Membership Interest. (i) At Closing, Seller shall own the Seller’s Membership Interest, free and clear of any and all liens, encumbrances and interests of any third parties (except those of the holder of the Property Indebtedness, if any); (ii) at

Closing, Seller shall have good right and lawful authority to assign, transfer and deliver (or to direct the assignment, transfer and delivery of) the Seller’s Membership Interest and the Members Instrument as provided herein; (iii) the execution and delivery of the Members Instrument and the assignment and transfer of the Seller’s Membership Interest to Purchaser does not, to Seller’s knowledge, conflict with any material agreement, contract or other obligation or restriction affecting or binding upon Seller, the Seller’s Membership Interest, or the underlying Project; and (iv) to Seller’s knowledge, no authorization, approval or other action by and, no notice to or filing with, any governmental authority is required for assignment and transfer of the Seller’s Membership Interest to Purchaser or for the execution or delivery of the Members Instrument.
          3.2 Descriptive Information. The descriptive information concerning the Project set forth in Recital D and in all exhibits referred to in Recital D are, to Seller’s knowledge, complete, accurate, true and correct in all material respects.
          3.3 Title to Project. The Company indirectly holds, through its ownership of Mezz and the Project Owner, leasehold title to the Land and the Building, subject only to the Permitted Exceptions. The Ground Lease is in full force and effect and to the Seller’s knowledge, (a) Project Owner is not in default under the Ground Lease, and (b) the ground lessor under the Ground Lease is not in default under the Ground Lease. The ownership structure of the Project is depicted and summarized on Exhibit D attached hereto and incorporated herein by this reference.
          3.4 Seller’s Deliveries. All items delivered by Seller pursuant to this Agreement, are, to Seller’s knowledge, true, accurate, correct and complete in all material respects, and fairly present the information set forth in a manner that is not materially misleading. Seller has delivered or made available to Purchaser copies of all of the Leases and other material agreements relating to or affecting the ownership and operation of the Project and to Seller’s knowledge, such copies are true and complete.
          3.5 Defaults. To Seller’s knowledge, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which any POP Affiliate is a party or by which any POP Affiliate or the Project is bound, (ii) violate any restriction, requirement, covenant or condition to which any POP Affiliate is subject or by which any POP Affiliate or the Project is bound, (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order applicable to any POP Affiliate, or (iv) result in the cancellation of any contract or Lease pertaining to the Project; except in any instance in any of (i) — (iv) such as would not have a Material Adverse Effect.
          3.6 Contracts. To Seller’s knowledge, and except with respect to property management agreements and other service agreements that are normal and customary for the operation of the Project, there are no contracts relating to the management, leasing, operation, maintenance or repair of the Project, except those which may be terminated without penalty or other payment by the Project Owner (or its assignee, including Purchaser, or successor) upon no more than thirty (30) days’ prior notice.

          3.7 Leases. With respect to each Lease and to Seller’s knowledge:
               (a) such Lease is legal, valid, binding, enforceable and in full force and effect in accordance with its respective terms, subject to the qualification that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for the enforcement thereof may be brought and further subject to any other legal defenses to enforcement that may be available to the lessor thereunder;
               (b) neither the landlord under such Lease nor any other party to such Lease is in breach or default (subject to applicable notice and cure periods) that would have a Material Adverse Effect; and no event has occurred that permits termination, modification or acceleration, such that any such termination, modification or acceleration would have a Material Adverse Effect;
               (c) neither the landlord under the Lease nor any other party to such Lease has repudiated (in writing) any provision thereof, such that any such repudiation would have a Material Adverse Effect;
               (d) subject to Section 3.14, neither Seller nor any POP Affiliate has received any written notice of any pending disputes under such Lease, nor is there any forbearance program in effect as to such Lease, such that any such forbearance program would have a Material Adverse Effect; and
               (e) neither Seller, the Company, Mezz nor the Project Owner have received any written notice from any governmental authority having jurisdiction over the Project (“Governmental Authority”) alleging the failure of either or both of the Project and the tenant under the applicable Lease to comply with all applicable laws, rules and regulations in all material respects, such that any such failure would have a Material Adverse Effect.
          3.8 Physical Condition. To Seller’s knowledge, all of (a) the Building and (b) the other Improvements that are material to the operation of the Project are in good operating condition and repair, subject only to ordinary wear and tear, maintenance and capital expenditures in the ordinary and normal course of the ownership and operation of the Project. To Seller’s knowledge, there is no existing patent or latent structural or other physical defect or deficiency in the condition of the Project, or any component or portion thereof, that would have a Material Adverse Effect.
          3.9 Compliance with Laws and Codes. To Seller’s knowledge, the Project, and the use and operation thereof, is (or the use and operation of any component, portion or area of the Project is) in material compliance with applicable municipal and other governmental laws, ordinances, regulations, codes. The Project Owner possesses the material licenses, permits and authorizations for the use, occupancy and operation of its respective portion of the Project as it is presently being operated, except where such violation or failure would not have a Material Adverse Effect. To Seller’s knowledge, no notice, citation, summons or order has been issued, nor has Seller or any POP Affiliate received any written notice from any Governmental Authority that any investigation or review is pending or threatened by such Governmental Authority with respect to any alleged violation by the Project Owner of any such laws, statutes, rules, regulations or orders, except where the failure to comply with the same would not have a Material Adverse Effect.
          3.10 Litigation. There are no pending, or to Seller’s knowledge, threatened judicial, municipal or administrative proceedings affecting the Project or against the Project Owner affecting the use, ownership or operation of the Project or any portion thereof, except in any such case as would not have a Material Adverse Effect.
          3.11 Insurance. The Project Owner now has in force customary insurance relating to the Project, or as may be required by any lender in connection with the Property Indebtedness with respect to the Project (the “Insurance”). To Seller’s knowledge, the Project Owner has not received any written notice of cancellation or non-renewal with respect to, or disallowance of any claim for any matter related to the Project under, any policy evidencing the Insurance. To Seller’s knowledge, neither the Project Owner nor the Company has been refused any Insurance related to the Project, nor, to Seller’s knowledge, has the coverage of the Project Owner or the Company been limited by any insurance carrier to which either of them has applied for Insurance or with which either of them has carried Insurance during the last five years (or any shorter period of time, as the case may be, in which the Project Owner has held an interest in the Project).
          3.12 Authority. Seller has obtained, or will obtain by Closing, all necessary consents for the execution and delivery of this Agreement and the Member Instrument by Seller. The performance of this Agreement by Seller has been duly authorized by Seller and this Agreement is the valid and binding obligation of Seller and enforceable against Seller in accordance with its terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principals and doctrines of general application. The Purchase Price with respect to the Project has been approved by Seller. To Seller’s knowledge, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller or the Company or Mezz or either of the Project Owner is a party or by which Seller, the Company, Mezz or the Project Owner or the Project is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which any one or more of Seller, the Company, Mezz, the Project Owner and any of the Project is subject, in either case which would have a Material Adverse Effect.
          3.13 Environmental Matters.
               (a) To Seller’s knowledge, there is no Environmental Claim (as hereinafter defined) pending or threatened against (i) the Project or (ii) the Project Owner and that relates to the Project and that would have a Material Adverse Effect.
               (b) To the knowledge of Seller, there are no past (during the period of time in which the Project Owner has had an interest in the Project) or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the handling, manufacture, treatment, storage, use, generation, release, emission, discharge, presence or disposal of any Hazardous Substances (as hereinafter defined), either collectively, individually, or severally, that constitute a violation of any Environmental Laws and that would have a Material Adverse Effect.
               (c) To the knowledge of Seller, there has been no release of any Hazardous Substance on, in, at, under or from the Project during the period of time that the Project Owner has held an interest in the Project, which release would have a Material Adverse Effect.
               (d) To the knowledge of Seller: (i) there are no above ground or underground storage tanks currently located on any Land on which the Project is situated, such that the existence thereof would have a Material Adverse Effect; and (ii) there are no friable asbestos or friable asbestos containing materials on the Project, such that the existence thereof would have a Material Adverse Effect.
     For purposes of this Section, the following definitions will apply:
     “Environmental Laws” means all applicable laws, statutes, enactments, orders, regulations, rules and ordinances of any governmental authority relating to pollution or protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances, including, without limitation (as applicable), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.) and the Occupational Safety and Health Act, 29 U.S.C. §653 et seq.), all as amended from time to time and the regulations promulgated pursuant thereto.
     “Hazardous Substances” means any chemicals, materials or substances which are defined or regulated as dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or as a pollutant or contaminant under any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.
     “Environmental Claim” means any claim, order, investigation, action, suit, proceeding, injunction, demand, citation, summons, directive, fine, penalty, assessment or violation of or under any Environmental Laws, including, without limitation, any claim, order, investigation, action, suit, proceeding, injunction, demand, citation, summons, directive, fine, penalty, assessment or violation brought or issued by any Governmental Authority, and any written notice advising the Project Owner of any of the foregoing or of any fact, event or condition that is the basis for the assertion of any of the foregoing.
               (e) Seller has no knowledge of any release, discharge, spillage, uncontrolled loss, seepage or filtration of oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous waste or hazardous substance (as those terms are used in the Comprehensive Environmental Response, Compensation and Liability Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, or in any other applicable federal, state or local laws, ordinances, rules or regulations relating to protection of public health, safety or the environment, as such laws may be amended from time to time) at, upon, under or within the Project that would have a Material Adverse Effect.
          3.14 Lease Controversies. To Seller’s knowledge, no proceeding, suit or litigation relating to any Lease, is pending or, to Seller’s actual knowledge, threatened, that would have a Material Adverse Effect.
          3.15 Rent Roll. Seller has delivered to Purchaser a rent roll for the Project on Seller’s usual and customary form, which rent roll is true, correct and complete in all material respects.
          3.16 United States Person. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Code, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.
          3.17 Condemnation. Seller has no knowledge of pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Project.
          3.18 Disclosure. To Seller’s knowledge, no representation or warranty in this Agreement, no exhibit attached hereto with respect to the Project, and no schedule contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading, or necessary in order to provide Purchaser with adequate information as to the Project and the management, operation, maintenance and repair thereof. To Seller’s knowledge, there is no fact known to Seller which has, or which, to Seller’s knowledge, could reasonably have been foreseen by Seller as likely to have, a Material Adverse Effect on the management, operation, maintenance and repair of the Project which has not been disclosed herein, in any schedule attached hereto, or in any written document furnished by Seller to Purchaser under this Agreement or in connection with the transactions contemplated hereby.
          3.19 Ownership Structure. The equity ownership of the Company, Mezz and the Project Owner, including percentage interests of ownership, is described on the organizational chart attached hereto as Exhibit D and incorporated herein by this reference.
          3.20 Tax-Related Issues. To the knowledge of Seller, each POP Affiliate has timely filed with the appropriate taxing authorities all returns (including without limitation informational returns and other material information) in respect of Federal, State and local taxes (collectively “Taxes”) required to be filed through the date hereof (and for which an extension has not been obtained) and will timely file any such returns required to be filed (i) on or prior to the Closing Date and (ii) with respect to all periods ending on or before the Closing Date. The returns and other information filed (or to be filed) are complete and accurate in all material respects. All material Taxes of each POP Affiliate in respect of periods beginning before the Closing Date have been timely paid, or will be timely paid prior to the Closing Date, or will be subject to Closing proration pursuant to this Agreement and, to the knowledge of Seller, each POP Affiliate has no material liability for Taxes in excess of the amounts so paid. All material Taxes that any POP Affiliate has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be (prior to Closing Date) duly paid to the proper taxing authority and no material deficiencies for Taxes of any POP Affiliate have been claimed, proposed or assessed by any taxing or other governmental authority. There are no pending or threatened audits, investigations or claims for or relating to any material additional liability to any POP Affiliate in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in reasonable judgment of Seller, is likely to result in a material additional liability for Taxes. To the knowledge of Seller, there are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of any POP Affiliate. Seller is a United States person within the meaning of Section 7701 of the Code.
          3.21 No Other Representation or Warranty. Except as expressly set forth in this Section 3, Seller makes no express or implied warranty of any kind whatsoever. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND EXCEPT TO THE LIMITED AND SPECIFIC EXTENT PROVIDED HEREIN OR IN THE MASTER AGREEMENT TO THE CONTRARY, CONTRIBUTION OF THE PROJECT IS ON A STRICT “AS-IS” BASIS. Subject to Seller’s representations and warranties in this Section 3, Purchaser hereby acknowledges that Purchaser has, to the extent desired and deemed consistent with good commercial practice and at Purchaser’s sole cost and expense, completed an investigation and inspection of the Project including, without limitation, such investigations to determine whether or not Purchaser has the necessary governmental approvals to utilize the Project for Purchaser’s proposed use, investigations regarding lot line/boundary line adjustments affecting the Project and compliance/non-compliance of the Project with applicable setback requirements (including, without limitation, side yard setbacks), such investigations to determine whether or not the necessary utilities are in order to support Purchaser’s proposed use, such soils, engineering and environmental studies as may be necessary to assess the condition of the Project and the suitability of the Project for Purchaser’s intended uses, and inspection(s) of the structure, roof, heating, ventilation, air conditioning, electrical and plumbing systems and other components of the Building, the parking areas and other common areas located in, on or about the Project. The foregoing acknowledgment by Purchaser shall not be deemed to waive or qualify Seller’s representations and warranties in this Section 3.
     4. Representations and Warranties of Purchaser, and by the Managing Members of the Company. Purchaser and the Members of the Company hereby represent and warrant to Seller that as of the Effective Date:

          4.1 Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and consummate the transactions contemplated hereby. All requisite partnership and other actions have been taken to authorize and approve the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby.
          4.2 The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, will not (a) violate any provision of the organizational documents of Purchaser; (b) violate, conflict with or result in a breach of or default under any term or provisions of any contract or agreement to which Purchaser is a party or by or to which Purchaser or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority or any other body, by or to which Purchaser is or may be bound.
          4.3 Purchaser and the Members of the Company will execute and deliver all documents, agreements and instruments reasonably necessary or required in order to consummate the Assignment and the transactions contemplated in this Agreement.
     5. Survival. Unless expressly provided otherwise in another part of this Agreement, all representations and warranties made in this Agreement by Seller or Purchaser shall survive the Closing for a period of one hundred twenty (120) days, and in the event that Purchaser determines (acting in good faith) that a breach of any one or more of such representations or warranties occurred prior to Closing, then, in order to preserve its claim, Purchaser shall be required to file suit against Seller in connection with such breach within the aforesaid one hundred twenty (120) day survival period. If Purchaser fails to timely comply with the foregoing sentence, then Purchaser shall automatically be deemed to have irrevocably waived its right to any remedy with respect to any representation or warranty allegedly breached (prior to Closing) by Seller. As used in this Agreement with respect to any representation or warranty, the “knowledge” of Seller refers to the actual knowledge of any or all of Jay H. Shidler, Lawrence J. Taff and James C. Reynolds.
     6. Limitation of Liability. All liabilities and obligations of each Party under this Agreement shall be those of such Party only. Neither Party shall, under any circumstances, look to any person or entity other than the other party, including, but not limited to, any affiliate of such other party, for performance or satisfaction of such party’s obligations and liabilities in connection with this Agreement. Without limiting the foregoing, none of the REIT or any Affiliate of Purchaser or Seller, as the case may be, or their respective members, partners and shareholders, shall incur any liability under any document or agreement required in connection with this Agreement, and neither Party shall be required (in connection with this Agreement) to execute any document or agreement that does not expressly exculpate and release such parties and their respective successors, assigns, affiliates, officers, shareholders, partners, employees, agents and representatives from any liability or obligation arising out of, or in connection with, this Agreement.
     7. Availability of Records; Audit Representation Letter. Upon Purchaser’s request, for a period of two (2) years after Closing, Seller shall (i) make its records (financial or otherwise) maintained in connection with the ownership and operation of Seller’s interest in the Project (the “Records”) available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants. Without limitation of the foregoing in this Section 7, Seller agrees to abide by the terms of Exhibit D attached hereto. At any time within two (2) years after the Closing, Seller further agrees to provide to Purchaser’s designated independent auditor, upon request of Purchaser or such auditor: (a) access (to the same extent to which Purchaser would be entitled to such access) to the books and records of the Project and all related information (including the information listed on Exhibit D) regarding the period for which Purchaser is required to have the Project audited under the regulations of the Securities and Exchange Commission, and (b) a representation letter delivered by each managing agent of the Project regarding the books and records of the Project, in substantially the form as attached hereto as Exhibit E.
     8. 8-K Requirements. Upon Purchaser’s request, for a period of two (2) years after Closing, Seller shall make its records (financial or otherwise) maintained in connection with the ownership and operation of Seller’s interest in the Project (collectively, the “Records”) available to the REIT for inspection, copying and audit by the REIT’s designated accountants, and at the REIT’s expense. Seller (and the LP Unit Recipients) shall provide the REIT, but without third-party expense to Seller, with copies of, or access to, such factual information as may be reasonably requested by the REIT, and in the possession or control of Seller (and the LP Unit Recipients), to enable the REIT to file Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). Without limitation of the foregoing, (i) the REIT or its designated independent or other accountants may audit the Seller’s operating statements for the Project, and Seller shall supply such documentation in its possession or control as the REIT or its accountants may reasonably request in order to complete such audit, and Seller shall execute the form of audit letter contained in Exhibit E and (ii) Seller shall furnish the REIT with such financial and other information as may be reasonably required by the REIT or its assigns to make any required filings with the SEC or any other governmental authority.
     9. Miscellaneous.
          9.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings provided below:
               (a) “Affiliate” shall mean with to a specified Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified and shall have such additional meaning as such term has under SEC Rule 12b-2.
               (b) “Closing” shall mean the consummation of the Assignment of the Seller’s Membership Interest in accordance with this Agreement.
               (c) “Permitted Exceptions” shall mean:
(1)	real estate taxes and assessments not yet due and payable;

(2)	covenants, restrictions, easements and other similar agreements, provided that the same are not violated by existing improvements or the current use and operation of the Project, or if so violated that the same do not materially impair the value of the Project and that the violation of the same will not result in a forfeiture or reversion of title;

(3)	zoning laws, ordinances and regulations, building codes and other governmental laws, regulations, rules and orders affecting the Project, provided that the same are not violated by existing improvements or the current use and operation of the Project, or if so violated that the same do not materially impair the value of the Project or that such violation will not result in a forfeiture or reversion of title;

(4)	any minor imperfection of title which (a) does not affect the current use, operation or enjoyment of the Project, (b) does not render title to the Project unmarketable or uninsurable, and (c) does not materially impair the value of the Project;

(5)	The Property Indebtedness;

(6)	any Leases with respect to the Project;

(7)	any encroachments or any other matters evidenced by Seller’s existing owner’s policy or Title Commitment or as disclosed by Seller’s existing survey; and

(8)	the Ground Lease.
               (d) “Person” shall mean any individual, trust or entity of any nature.
               (e) “Material Adverse Effect” shall mean an effect that would reasonably be expected to be material and adverse to the financial condition, business, or results of operations of Seller, the POP Affiliates or the Project, or that would materially and adversely affect the ability of Seller and Purchaser to consummate the transactions hereunder.
               (f) “Property Indebtedness” means, either or both, as the case may be, (a) the unpaid mortgage debt secured by the Project and (b) the unpaid mezzanine debt secured by a collateral assignment of indirect ownership interests in the Project.
               (g) “REIT” means Pacific Office Properties Trust, Inc., a Maryland corporation, the sole general partner of Purchaser.
          9.2 Assignment. This Agreement may not be assigned or transferred without the prior written consent of Purchaser and Seller.
          9.3 Entire Agreement. This Agreement, including the Exhibits referred to herein, constitutes the entire contract between the parties with respect to the subject matter covered by this Agreement. This Agreement supersedes all previous representations, arrangements, agreements and understandings by and among the parties with respect to the subject matter covered by this Agreement, and any such representations, arrangements, agreements and understandings are hereby cancelled and terminated in all respects. This Agreement may not be amended, changed or modified except by a writing duly executed by the Purchaser and Seller.

          9.4 Severability. If any provision of this Agreement, or any portion of any such provision, is held to be unenforceable or invalid, the remaining provisions and portions shall nevertheless be carried into effect.
          9.5 Remedies. All rights and remedies of the parties are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other legal or equitable rights or remedies which the parties may have, except as otherwise expressly limited herein. Subject to the limitations or remedies imposed elsewhere in this Agreement, the parties shall not be deemed to waive any of their rights or remedies thereunder, unless such waiver is in writing and signed by the party to be bound. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.
          9.6 Headings. The headings contained in this Agreement are for convenience only and are not a part of this Agreement, and do not in any way interpret, limit or amplify the scope, extent or intent of this Agreement, or any of the provisions of this Agreement.
          9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile transmission with the same force and effect as an ink-signed document.
          9.8 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and interpreted in accordance with the laws (other than that body of law relating to conflicts of law) of the State of California. The proper venue for any claims, causes of action or other proceedings concerning this Agreement shall be in the state and federal courts located in the State of California.
          9.9 No Third Party Beneficiary. This Agreement creates rights and duties only between the parties, and no third party is or shall be deemed to be or shall have any rights as a third party beneficiary, except as explicitly set forth herein.
          9.10 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, assigns and legal and personal representatives.
          9.11 Notices. All notices required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United Sates mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) telecopier (with answer back acknowledged), addressed as follows (or such other address and person or entity as shall be designated from time to time by any party hereto, as the case may be, to the other parties hereto in the manner proved for in this Section 5.10:

If to Seller:	STIRR 2155 Kalakaua, LLC
10188 Telesis Court, Suite 222
San Diego, California 92121
Attention: Lawrence J. Taff

If to Purchaser:	Pacific Office Properties, L.P.
233 Wilshire Boulevard, Suite 830
Santa Monica, California 90401
Attention: Jim Kasim

If to Company:	2155 Mezzanine, LLC
10188 Telesis Court, Suite 222
San Diego, California 92121
Attention: Lawrence J. Taff
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER: STIRR 2155 KALAKAUA, LLC a Hawaii limited liability company
By:	SGIP Manager, LLC
a Delaware limited liability company
Its Manager

By:	/s/ Lawrence J. Taff
Lawrence J. Taff
Its Vice President

COMPANY: 2155 MEZZANINE, LLC a Delaware limited liability company
By:	STIRR 2155 Kalakaua, LLC
a Hawaii limited liability company
its Managing Member

By:	SGIP Manager, LLC
a Delaware limited liability company, Its Manager

	By:	/s/ Lawrence J. Taff

Lawrence J. Taff
Its Vice President
[continued on following page]

S-1

PURCHASER:

PACIFIC OFFICE PARTNERS, LP
a Delaware limited partnership

By:	Pacific Office Properties Trust, Inc.
a Maryland corporation Its General Partner

	By:	/s/ James M. Kasim

Name: James M. Kasim
Its: Chief Financial Officer
[Signature Page to Membership Interest Purchase Agreement]

2

SCHEDULE OF EXHIBITS
A Legal Description of Project

B Member Instrument

C Promissory Note

D Organizational Chart

E SEC Reporting Requirements

F Form of Audit Representation Letter